EXHIBIT 14

VIAD CORP Code of Ethics

This Code of Ethics sets out the minimum ethical standards for all directors, officers and employees of Viad Corp and its subsidiaries (referred to collectively as “Viad”). Viad is committed to enforcing these standards through effective internal systems reporting structures and Viad’s Always Honest compliance program. Violators will be subject to disciplinary action.

Viad’s directors, officers and employees, in conducting the business of the company, will:

•	Obey the law, including all applicable rules and regulations, and conduct themselves with honesty and integrity.

•	Avoid engaging in any conduct where their personal interests interfere or appear to interfere with those of Viad.

•	Advance the legitimate interests of Viad when the opportunity arises and avoid competing with Viad directly or indirectly or using Viad property, information, or their positions with Viad for improper personal gain.

•	Respect the rights of and deal fairly with Viad’s customers, suppliers, competitors and employees.

•	Not offer or accept bribes or kickbacks either directly or indirectly.

•	Report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs.

•	Keep honest and accurate records and reports of company information.

•	Make full, fair, accurate, timely and understandable disclosures in reports and documents that Viad provides to any governmental authority and in all other public communications made by Viad.

•	Respect the diversity of Viad’s employees and not engage in wrongful discrimination or harassment.

•	Preserve the confidentiality of nonpublic company information and any other information entrusted to them in confidence by Viad or its customers, except when disclosure is authorized or is legally mandated.

•	Not use or share confidential information for stock trading purposes or any other purpose except to conduct Viad’s business.

•	Protect Viad’s assets and ensure their proper and efficient use, including property, equipment, products and other tangible assets, and proprietary information such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.

•	Maintain a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

•	Promptly report concerns regarding accounting, auditing and internal controls matters on a confidential basis to the General Counsel of Viad Corp, the “Always Honest” Hotline, the head of Internal Audit, or the Chairman of the Audit Committee of Viad Corp’s Board of Directors. Such reports will be investigated by Viad Corp under the direction of the Board’s Audit Committee.

•	Promptly report work-related activities by company personnel that violate the law, this Code and any other company policy. Reports of violations may be made to a supervisor, the Compliance Officer, an executive officer of Viad, the Law Department or a member of Viad Corp’s Compliance Committee, or by calling the toll-free “Always Honest” Hotline (1-800-443-4113) to make anonymous or confidential reports. Reports of violations by executive officers or senior financial personnel must be made to the General Counsel or the Chairman of the Audit Committee of Viad Corp’s Board of Directors.

Viad does not permit retaliation of any kind for reports of misconduct made in good faith. If you have questions about this Code, Viad’s compliance programs or whether conduct may violate this Code, the law or a compliance program, you should consult with a supervisor, the Compliance Officer, an executive officer of Viad, the Law Department or a member of Viad Corp’s Compliance Committee.

Waivers of this Code may be made only upon written request submitted to and approved by Viad Corp’s Board of Directors. Changes in or waivers of the Code will be promptly disclosed as required by applicable law or regulation.